UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 9 )*

SCIENTIFIC GAMES CORPORATION
(Name of Issuer)

Common Stock, $.001 par value
(Title of Class of Securities)

80874P109
(CUSIP Number)

December 31, 2021
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)

☐	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 80874P109
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Fine Capital Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a)☐ (b)☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,354,622
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,354,622

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,354,622
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.69%
12	TYPE OF REPORTING PERSON (see instructions) PN, IA

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CUSIP No. 80874P109
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Fine Capital Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a)☐ (b)☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,354,622
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,354,622

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,354,622
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.69%
12	TYPE OF REPORTING PERSON (see instructions) OO, HC

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CUSIP No. 80874P109
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Debra Fine
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a)☐ (b)☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 13,000
	6	SHARED VOTING POWER 9,354,622
	7	SOLE DISPOSITIVE POWER 13,000
	8	SHARED DISPOSITIVE POWER 9,354,622

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,367,622
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.71%
12	TYPE OF REPORTING PERSON (see instructions) IN, HC

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CUSIP No. 80874P109
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Adom Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a)☐ (b)☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,188,364
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,188,364

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,188,364
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.38%
12	TYPE OF REPORTING PERSON (see instructions) PN

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Item 1(a).	Name of Issuer:

SCIENTIFIC GAMES CORPORATION

Item 1(b).	Address of Issuer’s Principal Executive Offices:

6601 Bermuda Road Las Vegas, Nevada 89119

Item 2(a).	Name of Person Filing:

Fine Capital Partners, L.P.

1350 Avenue of the Americas, Suite 2910

New York, New York 10019

Fine Capital Advisors, LLC

1350 Avenue of the Americas, Suite 2910

New York, New York 10019

Ms. Debra Fine

1350 Avenue of the Americas, Suite 2910

New York, New York 10019

Adom Partners, L.P.

1350 Avenue of the Americas, Suite 2910

New York, New York 10019

Item 2(b).	Address of Principal Business Office or, if none, Residence:

1350 Avenue of the Americas, Suite 2910 New York, New York 10019

Item 2(c).	Citizenship:

Fine Capital Partners, L.P. - Delaware limited partnership

Fine Capital Advisors, LLC - Delaware limited company

Debra Fine - United States of America

Adom Partners, L.P. - Delaware limited partnership

Item 2(d).	Title of Class of Securities:

Common Stock, $.001 par value

Item 2(e).	CUSIP Number: 80874P109

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Item 3.	If this Statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under Section 15 of the Act;
	(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
	(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
	(e)	☒	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
	(g)	☒	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
	(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);
	(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.
	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Fine Capital Partners, L.P.

	(a)	Amount Beneficially Owned:		9,354,622
	(b)	Percent of Class:		9.69%
		Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote:	0
		(ii)	shared power to vote or to direct the vote:	9,354,622
		(iii)	sole power to dispose or to direct the disposition of:	0
		(iv)	shared power to dispose or to direct the disposition of:	9,354,622
	Fine Capital Advisors, LLC
	(a)	Amount Beneficially Owned:		9,354,622
	(b)	Percent of Class:		9.69%
		Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote:	0
		(ii)	shared power to vote or to direct the vote:	9,354,622
		(iii)	sole power to dispose or to direct the disposition of:	0
		(iv)	shared power to dispose or to direct the disposition of:	9,354,622
	Debra Fine
	(a)	Amount Beneficially Owned:		9,367,622
	(b)	Percent of Class:		9.71%
		Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote:	13,000
		(ii)	shared power to vote or to direct the vote:	9,354,622
		(iii)	sole power to dispose or to direct the disposition of:	13,000
		(iv)	shared power to dispose or to direct the disposition of:	9,354,622
	Adom Partners, L.P.
	(a)	Amount Beneficially Owned:		5,188,364
	(b)	Percent of Class:		5.38%
		Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote:	0
		(ii)	shared power to vote or to direct the vote:	5,188,364
		(iii)	sole power to dispose or to direct the disposition of:	0
		(iv)	shared power to dispose or to direct the disposition of:	5,188,364

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Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

All of the securities reported in this Schedule 13G are owned by advisory clients of Fine Capital Partners, L.P., other than for Adom Partners, L.P. and securities for which Debra Fine has sole voting and dispositive power, none of which owns more than 5% of the class.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Fine Capital Partners, L.P. is the relevant entity for which each of Fine Capital Advisors, LLC and Debra Fine may be considered a control person.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect for the time being.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 2022
Date
Fine Capital Partners, L.P. By: Fine Capital Advisors, LLC, its general partner
By: /s/ Debra Fine
Debra Fine
Fine Capital Advisors, LLC
By: /s/ Debra Fine
Debra Fine, Manager Adom Partners, L.P.
By: /s/ Debra Fine
Debra Fine, Investment Manager Debra Fine By: /s/ Debra Fine
Debra Fine

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